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                 [Brobeck, Phleger & Harrison LLP Letterhead]

                                 July 19, 1996



                                                                     EXHIBIT 5.1

E*TRADE Group, Inc.
Four Embarcadero Place
2400 Geng Road
Palo Alto, CA 94303

Ladies and Gentlemen:

     We have acted as counsel to E*TRADE Group, Inc., a Delaware corporation (the "Company"), in connection with the registration of 5,364,750 shares of Common Stock (the "Shares") (including an over-allotment of 699,750 shares), up to 4,459,750 shares (the "Company Shares") of which are being offered by the Company and up to 905,000 shares (the "Selling Stockholder Shares") of which are being offered by certain stockholders of the Company (the "Selling Stockholders") all as described in the Company's Registration Statement on Form S-1 (No. 33-05525), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Shares are to be sold pursuant to an Underwriting Agreement to be entered into among the Company, Robertson, Stephens & Company LLC, Hambrecht & Quist LLC, and Deutche Morgan Grenfell/C. J. Lawrence Inc., as representatives of the several underwriters (the "Representatives") named in such Underwriting Agreement (the "Underwriting Agreement").

     In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware, the Company's Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memorandum or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold by the underwriters at a price determined through negotiations among the Company, representatives of the Selling Stockholders and the Representatives.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable and (ii) the Company Shares have been duly
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authorized, and when sold and issued by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                              Very truly yours,

                              /s/ Brobeck, Phleger & Harrison

                              BROBECK, PHLEGER & HARRISON LLP